Exhibit 99.1

SOLAREDGE ANNOUNCES CLOSING OF ASSET PURCHASE AGREEMENT

Jerusalem, Israel (July 2, 2018) – SolarEdge Technologies, Inc. (“SolarEdge”) (NASDAQ: SEDG), a global leader in smart energy announced today the closing of the previously announced asset purchase agreement with Gamatronic Electronics Ltd. (“Gamatronic”), a company that develops, manufactures and sells Uninterruptible Power Supply systems, also known as UPSs.

SolarEdge previously announced the signing of the Asset Purchase Agreement with Gamatronic in its first quarter earnings release.  The acquisition is for approximately $11.5 million for  substantially all of Gamatronic’s assets, including its intellectual property, brand and tangible assets and includes a two year earn provision for 50% and 33% of the net income of that business in each year following the closing respectively.

Beginning July 1, approximately 100 of Gamatronic’s employees have joined the SolarEdge family of employees.

Gamatronic’s UPS business will serve as a basis for a new division of SolarEdge.

About SolarEdge:
SolarEdge is a global leader in smart energy technology. By leveraging world-class engineering capabilities and with a relentless focus on innovation, SolarEdge creates smart energy solutions that power our lives and drive future progress. SolarEdge developed an intelligent inverter solution that changed the way power is harvested and managed in photovoltaic (PV) systems. The SolarEdge DC optimized inverter maximizes power generation while lowering the cost of energy produced by the PV system. Continuing to advance smart energy, SolarEdge addresses a broad range of energy market segments through its PV, storage, EV charging, UPS, and grid services solutions. SolarEdge is online at http://www.solaredge.com

Investor Contacts

SolarEdge Technologies, Inc.
Ronen Faier, Chief Financial Officer
+1 510-498-3263
investors@solaredge.com

Sapphire Investor Relations, LLC
Erica Mannion or Michael Funari
+1 617-542-6180
investors@solaredge.com